SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

 ................................................................................

                        MACE SECURITY INTERNATIONAL, INC.
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)

 ...............................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-ll.

    1) Title of each class of securities to which transaction applies:

 ...............................................................................

    2) Aggregate number of securities to which transaction applies:

 ...............................................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 ...............................................................................

    4) Proposed maximum aggregate value of transaction:

 ...............................................................................

    5) Total fee paid:

 ...............................................................................

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ................................................

    2) Filing Party:

       ................................................

    3) Date Filed:

       ................................................

                        MACE SECURITY INTERNATIONAL, INC.
                               160 Benmont Avenue
                            Bennington, Vermont 05201

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be Held September 26, 1997

                              ---------------------

      To the Shareholders of Mace Security International, Inc.:

      The Annual Meeting of Shareholders of Mace Security International, Inc. will be held at the Publyk House, located on Harwood Hill on Route 7A, Bennington, Vermont, on September 26, 1997 at 9:00 o'clock in the forenoon, Eastern time, for the following purposes:

      1. To elect six directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified;

      2. To ratify the selection of auditors for the fiscal year ending December 31, 1997; and

      3. To transact such other business as may properly come before the Meeting.

      Only Shareholders of record at the close of business on August 7, 1997 are entitled to notice of, and to vote at, the Meeting and at any adjournment thereof. A complete list of Shareholders entitled to vote will be available for inspection by Shareholders at the executive offices of the Company at least ten days before the date of the Meeting.

                                    By order of the Board of Directors,


                                    /s/ Bernard D. Graney, Jr.

                                    Bernard D. Graney, Jr.
                                    Secretary

Dated: August 21, 1997

IMPORTANT--Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the Meeting in person.
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                    (This page is intentionally left blank.)

                       MACE SECURITY INTERNATIONAL, INC.
                               160 BENMONT AVENUE
                           BENNINGTON, VERMONT 05201

                              ---------------------

                                PROXY STATEMENT

                              ---------------------

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mace Security International, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on September 26, 1997 at 9:00 o'clock in the forenoon Eastern time, at the Publyk House located on Harwood Hill on Route 7A, Bennington, Vermont, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised, either in person at the Annual Meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on a proxy, it will be voted as herein recommended by the Board of Directors. The Company anticipates mailing this proxy statement and the accompanying proxy to Shareholders on or about August 21, 1997. All expenses of proxy solicitation will be borne by the Company.

      As of August 7, 1997, there were 6,920,000 shares of Common Stock issued and outstanding, held by approximately 250 holders of record. Each share of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on August 7, 1997 will be entitled to vote at the Meeting.

      Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the Meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the Meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the Shareholders, whereas "broker non-votes" are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

                             ELECTION OF DIRECTORS

      The Company's by-laws provide for directors to hold one year terms. Directors are elected by a plurality of the Shareholders' votes at the Annual Meeting of Shareholders and are to hold office until the next Annual Meeting of Shareholders, or until their successors have been elected and qualified. The Company's by-laws provide that there shall be not more than eleven nor less than three directors of the Company, with the exact number to be determined from time to time by the Board. On January 10, 1997 in conjunction with the resignation of six directors, the Board of Directors resolved to decrease the number of Board members from nine (9) to five (5) and on August 7, 1997, the Board of Directors resolved to increase the size of the Board to six (6).

      Proxies cannot be voted for a greater number of persons than the number of nominees named.

      The Board proposes that Jon E. Goodrich, Marvin P. Brown, Lewis C. Cohen, Virginia de Ganahl Russell and Neil J. Campolungo, whose terms of office expire at the upcoming Annual Meeting of Shareholders, be re-elected as directors, and Howard S. Edelman be elected as a director, each to serve for terms to expire at the Annual Meeting of Shareholders in 1998, or until their successors shall be elected and shall qualify. It is not anticipated that any of these nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person of their choice as nominee in place of such nominee or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Certificate of Incorporation and by-laws. In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides Shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

      The Board of Directors recommends that Shareholders vote FOR the foregoing nominees.

      The following information is furnished as to the nominees:

Name                               Age      Title                          Since
----                               ---      -----                          -----
Jon E. Goodrich                     52      President and CEO               1987
Marvin P. Brown                     68      Chairman                        1997
Howard S. Edelman                   60      Director Nominee
Neil J. Campolungo                  55      Director                        1997
Lewis C. Cohen                      50      Director                        1997
Virginia de Ganahl Russell          66      Director                        1997

      None of the foregoing or their associates have a substantial interest, direct or indirect, in any matter to be voted on at the Annual Meeting.

      Jon E. Goodrich served as Chairman of the Board of Directors of the Company from its inception in 1987 until June 1995. He served as President of the Company from its inception until January 15, 1996 when he tendered his resignation and was renamed Chairman of the Board. On March 14, 1997, he was reappointed as President and CEO and resigned as Chairman of the Board. He was also a vice president of Gould & Goodrich Leather, Inc., a manufacturer of holsters, belts and related products and president of G&G Realty, Inc., a real estate management corporation until January of 1997 when he resigned from his positions and terminated his interest in both companies. (See "Employment/Consulting Contracts").

      Marvin P. Brown was elected President, Chief Executive Officer, and director of the Company in January 1997. On March 14, 1997, Mr. Brown resigned as President and CEO and assumed the position of Chairman of the Board. From 1993 until 1997 he was associated with Wolff Investment Company, Inc., a brokerage firm member of the National Association of Securities Dealers, as Director of Corporate Finance and Senior Vice President. From 1988 through 1992 he had been a senior vice president of Tucker Anthony, a member of the New York Stock Exchange. Prior to that period, he had held senior officer positions with various members of the New York Stock Exchange. He also has served as president of Zenith Laboratories, Inc., formerly a leading independent manufacturer of generic pharmaceuticals from 1968 to 1969. Wolff Investment Group, Inc. had served as a financial consultant to the Company on several occasions from 1993 to 1996. (See "Employment/Consulting Contracts")

      Howard S. Edelman, CPA has been employed as a Vice President of Business Development since July 1, 1997 in connection with the acquisition by the Company of MSP, Inc., an importer and distributor of unique pepper gas and related personal protection products primarily to civilian overseas markets, entrepreneurs, small retail stores and mail order catalog firms. Mr. Edelman was the president, a director and major stockholder of MSP, Inc. (formerly known as Global International Security Products) from 1990 until its acquisition by the Company.

      Lewis C. Cohen has been a director of the Company since August 7, 1997. Mr. Cohen has been the president and sole shareholder of Apahouser Access Systems, Inc. since 1976. Apahouser Access Systems, Inc. supplies and services security hardware and electronic systems to industry, institutions and governmental entities throughout New England and in the Middle East. Mr. Cohen also serves as Treasurer and is on the Boards of Trustees of Sterling College in Vermont, the Corporation at Babson College, Wellesley, Massachusetts, the Institute for Community and Religion at Brandeis University and the National Foundation for Jewish Culture.

      Neil J. Campolungo has been a director of the Company since May 10, 1997. Since 1992 he has been the Chief Executive Officer and sole shareholder of NJC Associates, a consulting/marketing firm providing various sales, marketing, business development, training and entrepreneurial programs to public and private sector companies. From 1991 to 1996 he was the Division President of Prentice Hall Legal & Financial Services, a Fortune 500 company. Prior to that time he served in various senior management positions at Infosearch, Inc., which was sold to Paramount Communications.

      Virginia de Ganahl Russell was appointed a director in January 1997. Ms. Russell, who previously had served as a director of the Company in 1995, is president of Natural Elegance, Inc., a leading nationwide marketer of marble products. Ms. Russell is Chairman of the Board of the Vermont Leadership Center of East Charleston, VT and is a member or serves on the board of various organizations. Previously, she had been President of Classic Concepts, a business which she subsequently sold.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The following table provides information concerning each person who was an executive officer or director of the Company on August 7, 1997. Directors hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. Officers are appointed by the Board of Directors to hold office until the first meeting of the Board following the next Annual Meeting of Shareholders and until their successors are elected and qualified.

Name                        Age  Title
----                        ---  -----
Jon E. Goodrich              52  President and CEO and Director
Marvin P. Brown              68  Chairman
Neil J. Campolungo           55  Director
Lewis C. Cohen               50  Director
Virginia de Ganahl Russell   66  Director
Kenneth J. Blakey            52  Vice President of Federal Laboratories division
Bernard D. Graney, Jr.       37  Vice President of Operations and Secretary
Howard S. Edelman            60  Vice President of Business Development
Timothy D. Smith             30  Treasurer
James West                   51  Director

      See "ELECTION OF DIRECTORS" for a description of the business experience of each of the directors that are nominated for reelection.

      Bernard D. Graney, Jr., is Vice President of Operations. He has been employed by the Company for more than five years and has, during that time, held a variety of managerial positions. He served as the Company's Secretary from August 1993 until June 1995 and was reappointed Secretary on March 14, 1997.

      Kenneth J. Blakey, is Vice President of the Federal Laboratories division. He has been employed by the Company since 1994. Prior to joining the Company he was employed by TransTechnology Corporation as the International and Domestic Law Enforcement Sales Director of the Federal Laboratories division for at least 5 years prior to joining the Company. Prior to that he was domestic sales manager for Smith & Wesson chemical company--tear gas division.

      Timothy D. Smith is the Treasurer of the Corporation and has been since May 10, 1997. He has been employed by the Company in the accounting department since October 1993. From 1989 until becoming employed by the Company, Mr. Smith was a staff accountant at Gadja, Marlow & Company in Williamstown, Massachusetts.

      The number of directors on the Board is currently fixed at six. Each director serves for a term of one year or until a successor is elected and qualified. Officers are appointed by, and serve at the discretion of, the Board of Directors. No director missed more than two board meetings held during 1996.

      All directors who are not also employees are entitled to receive a fee of $500 per day plus out of pocket travel, meals and lodging expenses for attendance at each board meeting and committee meeting. In addition, in 1996 all directors, other than then director Robert P Gould and Jon E. Goodrich, were granted options to purchase shares of common stock. The then directors, Messrs. Duboff, Logan, Foote, Mitchell, Norman and West each received options to purchase 10,000 shares at an exercise price of $1.50 per share and Messrs. Duboff, Logan, Foote, and Norman each received additional options to purchase 10,000 shares at an exercise price of $1.1875 per share.

      Since January 1997, the following persons were appointed to the Board to replace the directors who resigned in January: Ms Russell and Messrs. Brown, Campolungo and Cohen. Each of such persons, other than Mr. Brown, received options to purchase 10,000 shares of the Company's common stock in connection with their service as directors.

      The Board of Directors has the following standing Committees, among others: the Audit Committee, the Compensation Committee, the Planning Committee and the Nominating Committee. The Audit Committee consists of Messrs. Brown, Goodrich and Campolungo. The Audit Committee recommends matters involving the engagement and discharge of independent auditors, reviews the plans for and results of the Company's procedures for internal auditing, and reviews the continuing status of the Company's system of internal accounting controls. The Compensation Committee consists of Messrs. Goodrich and West and Ms. de Ganahl Russell and makes recommendations regarding management compensation and administers the Company's Non-qualified Stock Option Plan. The Planning Committee consists of Messrs. Goodrich, Campolungo and Ms. de Ganahl Russell and is responsible for recommending long term strategies to the Board. The Nominating Committee recommends persons to serve as directors of the Company and consists of Messrs. Brown and Goodrich.

      During the fiscal year ended December 31, 1996, the Board of Directors held fifteen meetings. During such fiscal year, no director attended fewer than 75% of the aggregate of all Board meetings and meetings of all Committees on which he or she served.

      Mr. Brown and the Company have a verbal agreement pursuant to which Mr. Brown consults with the Company on an as needed basis and receives $500 per day and reimbursement of expenses. (See "Certain Relationships and Related Transactions").

Change In Control

      On January 9, 1997, a voting agreement was signed representing, initially, in excess of 51% of the Company's outstanding stock. The Agreement dated January 9, 1997, is among Jon E. Goodrich, the recently appointed President and Chief Executive Officer, Robert P. Gould, a former director and significant shareholder, and Marvin P. Brown, the newly appointed Chairman of the Board. Pursuant to the terms of the Agreement, on all matters covered by the Agreement, the shares subject to the agreement will be voted in the manner determined by a majority of the three parties to the Agreement. The Agreement also contains restrictions on transfer of the shares and allows certain of the shares to be released from the terms of the Agreement.

      On January 10, 1997, at the request of the parties to the voting agreement, six members of the Board of Directors (Messrs. Foote, Logan, Norman, Duboff, Mitchell, and Rosberg) and the then president, Robert D. Norman resigned; Marvin Brown was appointed as President; the size of the Board was reduced from nine to five members and Ms. Virginia de Ganahl Russell was appointed as a director.

      On March 14, 1997, Robert Gould resigned from the Board and Jon Goodrich, the former President, who had been acting under an advisory agreement with the Company, was reelected to serve as President and CEO. Marvin Brown resigned as President and accepted the position of Chairman of the Board.

      At the request of the President and the Board of Directors, Mr. Galt, the Executive Vice President, Secretary and General Counsel, resigned, effective April 1, 1997.

      Prior to entering into the Agreement, the three parties to the Agreement voted their respective shares individually; not as a group. Mr. Goodrich owns a total of 2,659,246 shares, 1,800,000 of which are currently covered by the Agreement; Mr. Gould owns 1,136,444 shares, 1,000,000 of which are currently covered by the Agreement, and Mr. Brown owns 70,388 shares, all of which are covered by the Agreement. The shares currently covered by the voting agreement represents approximately 41% of the Company's outstanding stock.

                            OWNERSHIP OF SECURITIES

      The following table sets forth certain information regarding the number and percentage of Common Stock (being the Company's only voting securities) beneficially owned by each director, director-nominee and executive officer and all officers, directors and director nominees as a group, as of August 7, 1997. The address for each director, director-nominee and officer is the Company's principal office at 160 Benmont Avenue, Bennington, Vermont 05201.The table also discloses information relating to the only persons (including any "group" as that term if used in Section 13(d)(3) of the Securities Exchange Act of 1934) that, to the Company's knowledge, owns more than 5% of the Common Stock of the
Company:

Owner Beneficial Ownership  Amount & Nature of Beneficial Ownership   Percent(1)
--------------------------  ---------------------------------------   -------

Jon E. Goodrich(2)                        2,659,246                    38.42%

Marvin P. Brown(2,3)                        170,388                     2.42%

Neil J. Campolungo(4)                        10,000                       *

Lewis C. Cohen(4)                            10,000                       *

Howard S. Edelman(5)                        117,000                     1.68%

Virginia de Ganahl Russell(4)                40,000                       *

James West(4)                                10,000                       *

Kenneth J. Blakey(4)                         15,000                       *

Bernard D. Graney, Jr.(4)                    10,000                       *

Timothy D. Smith(4)                          10,000                       *

All executive officers and
directors as a group (10 persons)         3,051,634                    42.96%

Robert P. Gould(2)                        1,136,444                    16.42%
709 East McNeil Street
Lillington, NC 27546

TransTechnology Corporation                 580,000                     8.38%
700 Liberty Avenue
Union, New Jersey 07083

----------
* Indicates beneficial ownership of less than 1%.
(1) Calculation based on 6,920,000 outstanding shares plus shares issuable to the named person under options excercisable within 60 days. Excludes shares held by the named persons' spouses. The named directors do not have shared voting or dispositive power with respect to such shares.
(2) Excludes shares over which the named person has shared voting power by virtue of being party to a voting agreement which covers in excess of 41% of the Company's Common Stock. (See "Directors and Executive Officers--Change in Control").
(3) Includes immediately exercisable options to purchase 100,000 shares of Common Stock.
(4) Includes immediately exerciseable options to purchase 10,000 shares of Common Stock.
(5) Includes 80,000 shares paid in connection with the acquisition of MSP, Inc., which are held in escrow and subject to a put option by the Company in the event MSP, Inc. does not achieve certain pre-tax profit goals, 15,000 shares of stock paid in connection with the acquisition of MSP, Inc. which are held in escrow and subject to forfeiture in the event MSP, Inc. does not achieve certain pre-tax profit goals, and options to purchase 20,000 shares of the Company's common stock issued in connection with Mr. Edelman's employment agreement with the Company. (See "Certain Relationships and Related Transactions"). The options are subject to forfeiture in the event MSP, Inc. does not achieve certain pre-tax profit goals.

                     COMPENSATION OF DIRECTORS AND OFFICERS

Summary Compensation of Executive Officers

      No executive officer receives any additional compensation for serving as a director, and directors who are not employees of the Company receive $500 per day plus out of pocket travel, meals and lodging expenses for attendance at each board meeting and committee meeting. Messrs. Brown, who serves as the Chairman of the Board and is entitled to a fee of $750 per meeting, is also a consultant to the Company. All directors have been granted options to purchase 10,000 shares in conjunction with becoming a director. Otherwise, no other directors who are, or were, not also executive officers received any plan or non-plan compensation from the Company during the last five fiscal years.

      The following table sets forth certain information for 1996 concerning cash earned by, or awarded to, the President and CEO and all other persons acting in similar capacities. No other executive officer received annual compensation (consisting solely of base salary and bonus, if any) in excess of $100,000 for the year ended December 31, 1996. None of the named individuals received non-cash compensation, except for perquisites and other personal benefits, securities or property, which did not exceed 10% of the aggregate amount of the total annual salary and bonus reported for the named executive officer.

                                            Annual Compensation Table
                               -------------------------------------------------
                               Year Ended                              Other
Name and Principal Position    December 31  Annual Salary   Bonus   Compensation
---------------------------    -----------  -------------   -----   ------------

Jon E. Goodrich(1)                 1996        $124,023    $25,000       --
President and Chief                1995        $161,000         --       --
Executive Officer                  1994        $175,108    $ 2,500       --

Robert D. Norman(2)                1996        $ 71,655    $  --      $27,800(3)
Former President and Chief         1995            --         --          --
Executive Officer                  1994            --         --

Richard A. Galt(4)                 1996        $ 60,400    $ 4,200       --
Former Executive Vice President,   1995        $ 32,540       --         --
General Counsel and Secretary      1994            --         --         --

----------
(1) Mr. Goodrich served as President and CEO until January 15, 1996, and, for the remainder of 1996, served as an advisor to the Board of Directors. He was reappointed as President and CEO on March 14, 1997.
(2) Tendered his resignation effective January 10, 1997.
(3) Represents the issuance of 20,000 shares of the Company's common stock in connection with his employment as President, valued at $1.39 per share.
(4) Tendered his resignation effective April 1, 1997. Mr. Galt had certain of the duties of chief executive officer throughout certain periods of 1996.

Options/Warrants

      In September 1993, the Board of Directors of the Company adopted the Mace Security International, Inc. Non-qualified Stock Option Plan (the "Plan"), which was approved by the stockholders of the Company. The Plan provides for the issuance of up to 630,000 shares of Common Stock upon exercise of the options. The options are considered non-qualified stock options and are not transferable by the recipient.

      The Plan is administered by the Compensation Committee of the Board of Directors, which may grant options to employees, former employees, directors and distributors for, and consultants to, the Company. The term of each option may not exceed fifteen years from the date of grant. Immediately exercisable options to purchase approximately 442,800 shares of Common Stock are currently outstanding to employees, former employees, consultants, and former directors pursuant to the Plan. To date no options have been exercised.

      The following table shows certain information with respect to options granted in 1996 to the named executive officers of the Company.

                       Options Granted in last Fiscal Year

                                     Percentage
Name             Number of Options    of Total   Exercise Price  Expiration Date
----             -----------------   ----------  --------------  ---------------
Jon E. Goodrich          --              --             --            --
Robert D. Norman       10,000            7.6%       $   1.50        4/17/11
                       10,000            7.6%       $ 1.1875        9/10/11
Richard A. Galt        10,000            7.6%       $   1.50        4/17/11
                       40,000           38.7%       $   1.50        8/21/11

      The following table shows certain information with respect to the year-end value of options held by the named executive officers of the Company. No options were exercised during 1996.

                        Fiscal Year-End Option Values(1)

Value of Unexercised         Number of Unexercised             In the Money(2)
Options at 12/31/96           Options at 12/31/96            Options at 12/31/96
--------------------         ---------------------           -------------------
Jon E. Goodrich                       --                              --
Robert D. Norman(3)                 10,000                           $625
                                    10,000                              0
Richard A. Galt, Esq.               50,000                              0

----------
(1) All options are immediately exercisable
(2) Based upon a 12/31/96 closing price of $1.25 per share
(3) Options issued in connection with his role as a director

      In connection with the Company's initial public offering, the Company granted C.L. King & Associates, Inc., its underwriter, warrants to purchase 75,000 shares of the Company's Common Stock at a per share exercise price of $6.60, and certain "demand" and "piggyback" registration rights with respect to such shares, for a four year period which began November 12, 1994.

      In connection with the acquisition of the trademarks and assets of Kindergard Corporation, the Company granted to the stockholders of Kindergard Corporation warrants to purchase 60,000 shares of the Company's Common Stock at a per share exercise price equal to $4.25 exercisable until August 2004.

Employment/Consulting Contracts

      The following is a description of employment/consulting agreements for all persons who served as the President and CEO and persons acting in similar capacities for the fiscal year ended December 31, 1996.

      Jon E. Goodrich was employed by the Company under an employment agreement until January 1996. Thereafter he was retained as an advisor to the Board under an advisory employment agreement. Mr. Goodrich is currently employed as President and CEO under an employment agreement dated as of March 14, 1997. The agreement supersedes the September 1, 1993 employment agreement between Mr. Goodrich and the Company as well as the Advisory Employment Agreement dated as of January 17, 1996 and is effective until September 1, 1998. Mr. Goodrich is entitled to an annual salary of $125,000. The agreement prohibits Mr. Goodrich from accepting employment with any other entity and further prohibits him from competing with the Company for a two year period following his voluntary termination of employment with the Company or termination of his employment by the Company for cause, as defined in the agreement. Should Mr. Goodrich's employment be terminated without cause, he will be entitled to all payments for the term of the agreement.

      Robert D. Norman, a former director, the former President and CEO and stockholder, entered into a two-year employment agreement with the Company to serve as President/Chief Executive Officer dated as of January 16, 1996. The agreement provided Mr. Norman with an annual salary of $110,000, an annual bonus equal to $1,000 for every $100,000 of net income for each fiscal quarter, and 20,000 shares of Common Stock which have been issued. Notwithstanding, Mr. Norman agreed to an annualized salary reduction to $42,000, commencing July 1996 through December, 1996. The agreement prohibits him from competing with the Company for a two year period following his voluntary termination of employment with the Company or termination of his employment by the Company for cause, as defined in the agreement. Mr. Norman resigned in January 1997 in response to a request from the Board. Mr. Norman received his contractual severance payment equal to fourteen weeks pay, plus an additional $25,000. Such payment was made in recognition that his resignation was requested without cause.

      Richard A. Galt, the former Executive Vice President, General Counsel, and Secretary, served as such pursuant to an employment agreement dated August 22, 1996, as amended, pursuant to which he was entitled to $1500 per week for a period of two years, plus a bonus based on net income, if any. At the Company's request, the August 22, 1996 agreement was terminated and replaced with an agreement dated as of January 22, 1997, as amended on that same date. Pursuant to such agreement, Mr. Galt would remain employed by the Company until April 1, 1997 as General Counsel but not as an executive officer. He was paid his regular salary through February 14, 1997 and received total additional payments equal to $62,000 in 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to the acquisition of the assets of the Federal Laboratories Division from TransTechnology Corporation, the Company leased, from March 1994 until September 1995, the operating facilities in Saltsburg, Pennsylvania. Total lease payments were $60,568 in 1995 and $0 in 1996.

      In September 1995, the Company reached an agreement to settle certain claims with TransTechnology Corporation as a result of the March 1, 1994 purchase of the Federal Laboratories division. As a result of this agreement, TransTechnology Corporation paid the Company $202,485. This receipt included $91,230 which offset obligations of the Company, $97,511 of other income and $13,744 as a reimbursement of current operating expenses.

      Mr. Brown, who serves as Chairman of the Board, and the Company have a verbal agreement pursuant to which Mr. Brown consults with the Company on an as needed basis and receives $500 per day and reimbursement of expenses. From January 10, 1997 until March 14, 1997 Mr. Brown was employed by the Company as the President and CEO and received $2,500 per week plus options to purchase 100,000 shares of the Company's common stock.

      The Company has entered into an employment agreement with Mr. Edelman, the Vice President of Business Development and a director-nominee, pursuant to which Mr. Edelman is responsible to develop and manage a franchise program for the Company. The agreement is dated as of July 1, 1997, has a one-year term and provides Mr. Edelman with an annual salary of $78,000 plus options to purchase 20,000 shares, exercisable for a five year period commencing with the one year anniversary of his agreement at an exercise price of $1.25. The options are subject to forfeiture in the event MSP., Inc., a subsidiary acquired from Mr. Edelman, does not achieve certain pre-tax profit goals. In the event the pre-tax profit of MSP, Inc. exceeds certain goals, Mr. Edelman is entitled to receive additional options to purchase the Company's common stock.

      In January 1997 the Company retained the law firm of Donovan & O'Connor, LLP, a firm at which Mr. Goodrich's brother is a principal, to render legal services in litigation matters and general corporate matters. As of June 30, 1997 the Company has been billed for legal fees and disbursements of approximately $45,000 by this firm.

      The Company believes that all transactions with related individuals and entities were on terms at least as favorable to the Company as those that would have been reached with unrelated third parties.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Each director and executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's Common Stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by specified dates his or her ownership of, and transactions in, the Company's Common Stock. Copies of such reports on Forms 3, 4 and 5 must also be provided to the Company. All required filings have been made to date.

      Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year ended December 31, 1996, no person (other than Messrs. Gould and Goodrich) known to be the beneficial owner of more than 10% of the Company's outstanding common stock, failed to file on a timely basis, reports required to be filed by Section 16(a) of the Exchange Act during the most recent fiscal year.

      Messrs. Goodrich and Gould failed to file timely reports on Form 4 regarding purchases and sales of stock, respectively. All directors and executive officers failed to file timely reports on Form 3 to disclose their appointment or election as directors and Form 4 to disclose option grants.


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                                    AUDITORS

      Coopers & Lybrand L.L.P. has audited the financial statements of the Company in connection with the Company's initial public offering and the fiscal years ended December 31, 1993, 1994, 1995 and 1996. Due to cost constraints, the Board of Directors has chosen not to retain the services of Coopers & Lybrand L.L.P. for fiscal year 1997. Representatives of Coopers & Lybrand LLP will not be present at the Meeting.

      The Board of Directors has selected Urbach Kahn & Werlin, P.C. to audit the Company's financial statements for the fiscal year ending December 31, 1997. Representatives of Urbach Kahn & Werlin, P.C. are expected to be present at the Meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the meeting, the Shareholders will be asked to ratify the selection.

      The Board of Directors recommends that Shareholders vote FOR this Proposal.

             SHAREHOLDERS' PROPOSALS AND NOMINATIONS FOR DIRECTORS
                          FOR THE 1998 ANNUAL MEETING

      Shareholder proposals intended for inclusion in the proxy material for the 1998 Annual Meeting, and nominations for directors to be elected at the 1998 Annual Meeting, must be received by the Secretary of the Company at the Company's offices at 160 Benmont Avenue, Bennington, Vermont, 05201 not later than April 22, 1998 in order for such proposals and nominations to be included in the proxy material for the 1998 Annual Meeting of Shareholders. The notice of nomination shall contain the following information: (a) the full names and residence and business addresses of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five
(5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's Common Stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years;
(f) the name and residence and business address of the Shareholder who makes the nomination; (g) the number of shares of the Company's Common Stock owned directly or indirectly by the Shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.

                    ADDITIONAL INFORMATION AND OTHER MATTERS

      The Company's financial statements, and Management's Discussion and Analysis of Financial Condition and Results of Operations, are incorporated herein by reference to the Company's 1996 Annual Report on Form 10-KSB, which is being delivered to Shareholders with this Proxy Statement.

      Additional copies of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, together with a list describing the exhibits filed therewith, may be obtained free of charge by writing to the Company, 160 Benmont Avenue, Bennington, Vermont 05201. Any exhibit may be obtained, at a reasonable charge, by writing to the same address.

      Management is not aware of any matters to be presented for action at the Meeting, other than the matters mentioned above, and does not intend to bring any other matters before the Meeting. However, if any other matters should come before the Meeting, it is intended that the holders of the proxies will vote them in their discretion.

                                    By order of the Board of Directors,


                                    /s/ Bernard D. Graney, Jr.

                                    Bernard D. Graney, Jr.
                                    Secretary

Dated: August 19, 1997


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